Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY PROVIDES UPDATE ON EXPECTED SECOND QUARTER RESULTS; EXPRESSES CONFIDENCE IN UNDERLYING DEMAND STRENGTH FOR PREMIUM AND ULTRA-PREMIUM PRODUCTS

WYOMISSING, Pa., January 15, 2013 — Carpenter Technology Corporation (NYSE:CRS) today reported that it expects net sales, excluding surcharge, of $431 million for its second fiscal quarter ended December 31, 2012. This compares to $441 million reported in the first fiscal quarter of 2013, and is 30 percent higher than the second quarter of fiscal year 2012.  Carpenter continued to see strong demand for its Premium and Ultra-Premium products sold into the Aerospace and Energy markets, but saw weaker demand in lower value product lines, which were impacted by current economic uncertainty.

Carpenter now expects second quarter earnings per diluted share to be approximately $0.61 to $0.62, which is about 20 percent higher than the prior fiscal second quarter, but below the $0.74 per diluted share reported in the first quarter of fiscal year 2013.  The earnings increase versus Q2 2012 was driven primarily by the acquisition of Latrobe, which is delivering higher than expected synergies, and improved overall pricing/mix actions.  The sequential reduction in earnings versus Q1 2013 is due to weaker Performance Engineered Products (PEP) segment performance, softer demand for lower value mill products, and the impact of production balancing within Specialty Alloys Operations (SAO).

“We continue to see strong end-market demand for our Premium and Ultra-Premium products where we remain capacity constrained, and are delivering above target near-term Latrobe synergies,” said William A. Wulfsohn, President and Chief Executive Officer.  “We also see uncertainty in demand for lower value mill products and are performing below plan in the PEP business segment.  Therefore, we currently expect full year operating income improvement of 20 to 30 percent versus our last fiscal year.  We are confident in the strategic actions we are taking, and remain on track to deliver our mid-decade earnings target.”

The fiscal year 2013 earnings target excludes the anticipated financial impact from selling the Latrobe distribution business, and one-time costs associated with the inventory reduction initiative and footprint optimization actions that will be outlined in further detail during the upcoming investor call.

As previously announced, Carpenter will report its second quarter results on Thursday, January 31, 2013 and host a conference call and webcast at 10:00 a.m., Eastern Time on that day to discuss more fully the results of operations, refine its full fiscal year targets and further review management actions to drive its longer term strategy.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, expected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, the 10Q for the quarter ending September 30, 2012 and the exhibits attached to those filing. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.